UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 3, 2009 (June 2, 2009)
Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (615) 221-2250

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On June 2, 2009, Brookdale Senior Living Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”). The following summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.
Pursuant to the Underwriting Agreement, subject to the terms and conditions expressed therein, the Company agreed to sell to the Underwriters an aggregate of 13,953,489 shares of the Company’s common stock at a public offering price of $10.75 per share. The Company also granted a 30-day option to the Underwriters to purchase up to an additional 2,093,023 shares of its common stock. The shares of common stock are being offered and sold pursuant to a prospectus supplement, dated June 2, 2009, and related prospectus, dated May 22, 2009, each filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-159146).
The Company has agreed to indemnify the Underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities. In addition, the Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing. The offering is expected to close on June 8, 2009, subject to the conditions stated in the Underwriting Agreement.
Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as Administrative Agent, L/C Issuer and a lender under the Company’s existing credit agreement. Affiliates of Goldman Sachs & Co. are acting as a lender under the Company’s existing credit agreement. As of June 2, 2009, the Company had $125 million outstanding under its revolving credit facility (in addition to $23.6 million of letters of credit that had been issued under the credit facility). The Company intends to use a portion of the net proceeds from the offering to repay the $125 million of indebtedness that is currently outstanding under its credit agreement. Upon application of the net proceeds from this offering, each lender will receive its proportionate share of the amount repaid. Under those circumstances, the aggregate amount to be repaid to the lenders that are affiliates of such underwriters is expected to exceed 10% of the net proceeds of the offering.
An affiliate of Fortress Investment Group LLC is one of the several lenders under the Company’s existing credit agreement. The Fortress affiliate will receive approximately $54 million as a result of the application of the offering proceeds to repay funds borrowed under the Company’s existing credit agreement.
The Underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. They have received or will continue to receive customary fees and commissions for these transactions.

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
On June 2, 2009, the Company issued a press release announcing the pricing of its follow-on public offering. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.
The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered “filed” or incorporated by reference therein.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
1.1	Underwriting Agreement, dated June 2, 2009, between Brookdale Senior Living Inc. and Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

99.1	Press Release dated June 2, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC. (Registrant)
/s/ T. Andrew Smith
T. Andrew Smith
Executive Vice President, General Counsel and Secretary

Date: June 3, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

1.1	Underwriting Agreement, dated June 2, 2009, between Brookdale Senior Living Inc. and Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

99.1	Press Release dated June 2, 2009.

5